Exhibit 99.1
NEWS RELEASE

NCI Building Systems Reports
First Quarter 2019 Results

CARY, NC, May 8, 2019 - NCI Building Systems, Inc. (NYSE: NCS) (“NCI” or the “Company”), the largest manufacturer of exterior building products in North America, today reported financial results for the quarter ended March 30, 2019. On April 11, 2019, the Company announced it will change its name to Cornerstone Building Brands, Inc. and trade under the ticker symbol “CNR” on the New York Stock Exchange, which is expected to become effective following shareholder approval at the Company’s annual shareholder meeting being held on May 23, 2019.
First Quarter Financial and Operational Highlights:

•	Net sales of $1,064.8 million

•	Gross profit of $185.9 million, or 17.5% of sales

•	Net loss of $60.0 million and adjusted net loss of $35.2 million

•	Adjusted EBITDA of $71.7 million, or 6.7% of net sales
“We are pleased to announce our first quarter results following the public release of our new name, Cornerstone Building Brands, which will become effective following the receipt of shareholder approval at the Company’s upcoming annual meeting,” said the Company’s Chairman and Chief Executive Officer James S. Metcalf. “During the first quarter, Cornerstone Building Brands made continued progress on our strategic and operational financial objectives despite fluctuations in both commercial and residential demand. While January and February sales volumes were negatively impacted by poor weather conditions across many of our key markets, demand improved meaningfully as we moved through March. We have also successfully taken pricing actions to offset higher raw material, freight and labor costs. Coupled with our ongoing cost savings initiatives, we expect to drive year-over-year margin improvement as we move into the second and third quarters of the year.”
Mr. Metcalf continued, “Our various cost saving initiatives, including our merger synergies, remain on track. At the same time, we continue to find new ways to take advantage of scale and purchasing power, while providing a broader product offering to our customers as demonstrated by our recent acquisition of Environmental StoneWorks. We are also taking steps to improve our working capital utilization, which we believe will further enhance our free cash flow generation helping us achieve our leverage targets and maximize the growth potential of the Company.”
First Quarter 2019 Results
In December 2018, the Company announced a change to its fiscal year end from a four-four-five week period ending in October to a calendar year end reporting structure. As a result, the financial results for the first quarter 2019 are not perfectly comparable to the first quarter of fiscal year 2018.
Consolidated net sales in the three months ended March 30, 2019 were $1,064.8 million, increasing approximately 152.7%, compared to $421.3 million in the three months ended January 28, 2018. The year-over-year improvement was primarily driven by the addition of Ply Gem’s sales.
Gross profit was $185.9 million in the three months ended March 30, 2019 compared to $91.9 million in the three months ended January 28, 2018. Gross profit margins were 17.5% in the three months ended March 30, 2019, compared to 21.8% in the three months ended January 28, 2018. The decrease in the gross profit percentage is largely attributed to $16.2 million of non-cash charges associated with purchase accounting for inventory related to the November 2018 merger of Ply Gem Parent, LLC (“Ply Gem Merger”) with and into the Company and the February 2019 acquisition of Environmental Materials, LLC (“Environmental StoneWorks” or “ESW”, such acquisition, the “ESW Acquisition”).
Selling, general and administrative (“SG&A”) expenses were $154.3 million in the three months ended March 30, 2019 compared to $74.8 million in the three months ended January 28, 2018. The increase year-over-year reflects the addition of Ply Gem’s SG&A expenses in the three months ended March 30, 2019. As a percentage of net sales, SG&A expenses were 14.5% in the three months ended March 30, 2019 compared to 17.7% in the three months ended January 28, 2018.
Operating loss in the three months ended March 30, 2019 was a loss of $27.4 million, compared to operating income of $12.9 million in the three months ended January 28, 2018. The operating loss in the 2019 period was due to $14.1 million in acquisition costs, the $16.2 million non-cash charge of purchase price allocated to inventories and $39.1 million in increased amortization expense associated with the intangibles from the Ply Gem Merger and ESW Acquisition. Adjusted Operating Income, a non-GAAP financial measure which excludes certain special items, was $7.4 million in three months ended March 30, 2019, compared to $19.3 million in the three months ended January 28, 2018.
Net loss applicable to common shares in the three months ended March 30, 2019 was $60.0 million, or $0.48 per diluted common share, compared to net income of $5.2 million, or $0.08 per diluted common share in the three months ended January 28, 2018. In addition to the acquisition and purchase accounting costs already mentioned, net loss was impacted by the following; $3.4 million in restructuring and impairment charges, partially offset by $8.7 million for the associated tax effect of these items.
Adjusted EBITDA, a non-GAAP measure, defined in accordance with the Company's credit agreement as earnings before interest, taxes, depreciation and amortization, and certain other cash and non-cash items, was $71.7 million in the three months ended March 30, 2019, compared to $32.4 million in the three months ended January 28, 2018. Please see the reconciliation of Adjusted Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted EBITDA in the accompanying financial tables.
Cash and cash equivalents as of March 30, 2019 were $103.6 million, compared to $12.6 million as of January 28, 2018. As of March 30, 2019, the Company had $220.0 million drawn on its $611.0 million asset-based lending (“ABL”) facility.
First Quarter 2019 Segment Performance
Net sales in the Commercial segment were $425.0 million in the three months ended March 30, 2019 compared to $421.3 million in the three months ended January 28, 2018. The increase was primarily a result of commercial price discipline and the pass through of higher material costs. Gross profit was $90.4 million in the three months ended March 30, 2019, compared to $91.9 million in the three months ended January 28, 2018. As a percent of net sales, gross profit was 21.3%, a decrease of 50 basis points, compared to 21.8% in the three months ended January 28, 2018. The decrease was driven by lower tonnage volumes that resulted in lower leverage, partially offset by commercial discipline across all business lines and improved product mix. Operating income was $32.6 million during the three months ended March 30, 2019, compared to $37.8 million in the three months ended January 28, 2018.
The Siding segment generated $218.3 million in net sales during the three months ended March 30, 2019, which included $19.4 million for ESW. Gross profit in the three months ended March 30, 2019 was $33.2 million. Gross profit was negatively impacted by $16.2 million of non-cash charge of purchase price allocated to inventories associated with the Ply Gem Merger and ESW acquisition in the three months ended March 30, 2019. Excluding the impact of the inventory step-up, gross profit for the period would have been $49.4 million. Operating loss was $11.7 million in the three months ended March 30, 2019 due to higher intangible amortization and non-cash inventory charges.
Net sales in the Windows segment were $421.6 million during the three months ended March 30, 2019, which included $90.6 million and $81.9 million attributable to Silver Line and Atrium, respectively. Ply Gem’s acquisition of a portfolio of products sold under the Silver Line and American Craftsman brands, certain manufacturing plants and associated distribution and support services was completed on October 14, 2018 and the Atrium acquisition was completed on April 12, 2018. Excluding the Silver Line and Atrium entities, net sales would have been $249.1 million in the three months ended March 30, 2019. Gross profit in the three months ended March 30, 2019 was $62.3 million. As a percent of net sales, the Window segment’s gross profit was 14.8%. Operating loss was $4.3 million in the three months ended March 30, 2019 primarily due to higher intangible amortization associated with the Ply Gem merger.
Recent Developments
On February 20, 2019, NCI’s wholly-owned subsidiary, Ply Gem Industries, Inc. purchased 100% of the outstanding limited liability company interests of ESW for a total consideration of $182.6 million, subject to certain post-closing adjustments. The transaction was financed through borrowings under the Company’s asset-based revolving credit facility. During fiscal 2018, ESW generated $153.0 million in net sales.
Conference Call Information
The Company’s first quarter fiscal 2019 conference call is scheduled for Wednesday, May 8, 2019 at 9:00 a.m. ET (8:00 a.m. CT). Please dial 1-412-902-0003 or 1-877-407-0672 (toll-free) to participate in the call. To listen to a live broadcast of the call over the Internet or to review the archived call, please visit the Company's website at www.cornerstonebuildingbrands.com. To access the taped telephone replay, please dial 1-201-612-7415 or 1-877-660-6853 (toll-free) and the passcode 13690208# when prompted. The taped replay will be available two hours after the call through May 15, 2019. A replay of the webcast will be available on the

Company’s website under the Event Calendar, Calls & Webcast section of the Investor Relations page of the website for approximately 90 days.
About Cornerstone Building Brands (NCI Building Systems, Inc. and Ply Gem Holdings, Inc.)
Cornerstone Building Brands is the largest manufacturer of exterior building products in North America. Headquartered in Cary, North Carolina, the organization serves residential and commercial customers across new construction and repair & remodel market. As the #1 manufacturer of windows, vinyl siding, insulated metal panels, metal roofing and wall systems and metal accessories, Cornerstone Building Brands combines a comprehensive portfolio of products with an expansive national footprint that includes more than 21,000 employees at manufacturing, distribution and office locations throughout North America. For more information, visit us at www.cornerstonebuildingbrands.com.
Contact:
K. Darcey Matthews
Vice President, Investor Relations
281-897-7785

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “anticipate," “guidance,” “plan,” “potential,” “expect,” “should,” “will,” “forecast” and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. As a result, these forward-looking statements rely on a number of assumptions, forecasts, and estimates and, therefore, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Such forward-looking statements may include, but are not limited to, statements concerning our market commentary and performance expectations. Among the factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties relating to industry cyclicality and seasonality and adverse weather conditions; challenging economic conditions affecting the nonresidential construction industry; downturns in the residential new construction and repair and remodeling end markets, or the economy or the availability of consumer credit; volatility in the United States (“U.S.”) economy and abroad, generally, and in the credit markets; inability to successfully develop new products or improve existing products; the effects of manufacturing or assembly realignments; changes in laws or regulations; the effects of certain external domestic or international factors that we may not be able to control, including war, civil conflict, terrorism, natural disasters and public health issues; our ability to obtain financing on acceptable terms; recognition of goodwill or asset impairment charges; commodity price volatility and/or limited availability of raw materials, including steel, PVC resin and aluminum; retention and replacement of key personnel; increases in union organizing activity and work stoppages at our facilities or the facilities of our suppliers; our ability to employ, train and retain qualified personnel at a competitive cost; enforcement and obsolescence of our intellectual property rights; changes in foreign currency exchange and interest rates; costs and liabilities related to compliance with environmental laws and environmental clean-ups; changes in building codes and standards; potential product liability claims, including class action claims and warranties, relating to products we manufacture; competitive activity and pricing pressure in our industry; the credit risk of our customers; the dependence on a core group of significant customers in our Windows and Siding segments; operational problems or disruptions at any of our facilities, including natural disasters; volatility of the Company’s stock price; our ability to make strategic acquisitions accretive to earnings; to fully realize expected cost savings and synergies, including those identified as a result of the Ply Gem Merger; significant changes in factors and assumptions used to measure certain of Ply Gem Parent LLC’s (“Ply Gem”) defined benefit plan obligations and the effect of actual investment returns on pension assets; volatility in transportation, energy and freight prices; the adoption of climate change legislation; limitations on our net operating losses and payments under the tax receivable agreement; breaches of our information system security measures; damage to our major information management systems; necessary maintenance or replacements to our enterprise resource planning technologies; potential personal injury, property damage or product liability claims or other types of litigation; compliance with certain laws related to our international business operations; the effect of tariffs on steel imports; the cost and difficulty associated with integrating and combining the businesses of NCI and Ply Gem; potential write-downs or write-offs, restructuring and impairment or other charges required in connection with the merger of Ply Gem with and into the Company with the Company continuing in its existence as a Delaware corporation; potential claims arising from the operations of our various businesses arising from periods prior to the dates they were acquired; substantial governance and other rights held by our sponsor investors; the effect on our common stock price caused by transactions engaged in by our sponsor investors, our directors or executives; our substantial indebtedness and our ability to incur substantially more indebtedness; limitations that our debt agreements place on our ability to engage in certain business and financial transactions; the effect of increased interest rates on our ability to service our debt; downgrades of our credit ratings and the results of the Company’s shareholder vote on May 23, 2019. See also the “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2018, our Transition Report on Form 10-QT for the transition period from October 29, 2018 to December 31, 2018 and other risks described in documents subsequently filed by the Company from time to time with the SEC, which identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.

NCI BUILDING SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 30, 2019	January 28, 2018
Net sales	$1,064,832	$421,349
Cost of sales	878,915	329,432
Gross profit	185,917	91,917
	17.5%	21.8%

Selling, general and administrative expenses	154,306	74,786
Intangible asset amortization	41,463	2,412
Restructuring and impairment charges, net	3,431	1,094
Strategic development and acquisition related costs	14,082	727
Income (loss) from operations	(27,365)	12,898
Interest income	215	33
Interest expense	(58,286)	(7,492)
Foreign exchange gain	1,177	471
Other income, net	345	457
Income (loss) before income taxes	(83,914)	6,367
Provision (benefit) for income taxes	(23,897)	1,118
	28.5%	17.6%

Net income (loss)	$(60,017)	$5,249
Net income allocated to participating securities	—	(38)
Net income (loss) applicable to common shares	$(60,017)	$5,211

Income (loss) per common share:
Basic	$(0.48)	$0.08
Diluted	$(0.48)	$0.08

Weighted average number of common shares outstanding:
Basic	125,503	66,434
Diluted	125,503	66,546

Increase in net sales	152.7%	7.6%

Selling, general and administrative expenses percentage of net sales	14.5%	17.7%

NCI BUILDING SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 30, 2019	October 28, 2018
ASSETS
Current assets:
Cash and cash equivalents	$99,588	$54,272
Restricted cash	4,039	245
Accounts receivable, net	499,438	233,297
Inventories, net	516,957	254,531
Income taxes receivable	13,597	1,012
Investments in debt and equity securities, at market	3,722	5,285
Prepaid expenses and other	78,926	34,821
Assets held for sale	7,272	7,272
Total current assets	1,223,539	590,735

Property, plant and equipment, net	638,172	236,240
Lease right-of-use assets	292,927	—
Goodwill	1,702,182	148,291
Intangible assets, net	1,721,054	127,529
Deferred income taxes	—	982
Other assets, net	11,980	6,598
Total assets	$5,589,854	$1,110,375

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$25,600	$4,150
Note payable	—	497
Payable pursuant to a tax receivable agreement	24,760	—
Accounts payable	216,306	170,663
Accrued compensation and benefits	73,955	65,136
Accrued interest	59,814	1,684
Accrued income taxes	5,824	11,685
Current portion of lease liabilities	69,718	—
Other accrued expenses	236,067	81,884
Total current liabilities	712,044	335,699

Long-term debt	3,301,248	403,076
Deferred income taxes	282,886	2,250
Long-term lease liabilities	228,010	—
Other long-term liabilities	159,380	39,085
Total long-term liabilities	3,971,524	444,411

Common stock	1,256	663
Additional paid-in capital	1,240,423	523,788
Accumulated deficit	(325,856)	(186,291)
Accumulated other comprehensive loss, net	(8,341)	(6,708)
Treasury stock, at cost	(1,196)	(1,187)
Total stockholders’ equity	906,286	330,265

Total liabilities and stockholders’ equity	$5,589,854	$1,110,375

NCI BUILDING SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 30, 2019	January 28, 2018
Cash flows from operating activities:
Net income (loss)	$(60,017)	$5,249
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	59,947	10,358
Non-cash interest expense	2,672	435
Share-based compensation expense	4,005	5,870
Non-cash fair value premium on purchased inventory	16,249	—
Gains on asset sales, net	—	(320)
Provision for doubtful accounts	(189)	(20)
Deferred income taxes	(7,434)	(1,676)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(43,635)	30,858
Inventories	16,704	(2,237)
Income taxes	(34,090)	2,373
Prepaid expenses and other	18,524	(2,567)
Accounts payable	(7,216)	(31,205)
Accrued expenses	(12,373)	(23,183)
Other, net	(1,869)	(515)
Net cash used in operating activities	(48,722)	(6,580)
Cash flows from investing activities:
Acquisitions, net of cash acquired	(182,418)	—
Capital expenditures	(27,190)	(8,109)
Proceeds from sale of property, plant and equipment	—	2,249
Net cash used in investing activities	(209,608)	(5,860)
Cash flows from financing activities:
Proceeds from stock options exercised	—	1,040
Proceeds from ABL facility	220,000	43,000
Payments on ABL facilities	—	(33,000)
Payments on term loan	(6,405)	—
Payments on note payable	—	(441)
Payments of financing costs	—	(275)
Payments related to tax withholding for share-based compensation	(156)	(4,610)
Purchases of treasury stock	—	(46,705)
Net cash provided by (used in) financing activities	213,439	(40,991)
Effect of exchange rate changes on cash and cash equivalents	911	237
Net decrease in cash, cash equivalents and restricted cash	(43,980)	(53,194)
Cash, cash equivalents and restricted cash at beginning of period	147,607	65,794
Cash, cash equivalents and restricted cash at end of period	$103,627	$12,600

NCI BUILDING SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME (LOSS) PER DILUTED COMMON SHARE AND NET INCOME (LOSS) COMPARISON
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 30, 2019	January 28, 2018
Net income (loss) per diluted common share, GAAP basis	$(0.48)	$0.08
Restructuring and impairment charges, net	0.03	0.02
Strategic development and acquisition related costs	0.11	0.01
Acceleration of CEO retirement benefits	—	0.07
Non cash gain on foreign currency transactions	(0.01)	(0.01)
Non cash charge of purchase price allocated to inventories	0.13	—
Customer inventory buybacks	—	—
Other, net	0.01	(0.01)
Tax effect of applicable non-GAAP adjustments(1)	(0.07)	(0.02)
Adjusted net income (loss) per diluted common share(2)	$(0.28)	$0.14

	Three Months Ended
	March 30, 2019	January 28, 2018
Net income (loss) applicable to common shares, GAAP basis	$(60,017)	$5,211
Restructuring and impairment charges, net	3,431	1,094
Strategic development and acquisition related costs	14,082	727
Acceleration of CEO retirement benefits	—	4,600
Non cash gain on foreign currency transactions	(1,177)	(471)
Non cash charge of purchase price allocated to inventories	16,249	—
Customer inventory buybacks	242	—
Other, net	724	(323)
Tax effect of applicable non-GAAP adjustments(1)	(8,727)	(1,645)
Adjusted net income (loss) applicable to common shares(2)	$(35,193)	$9,193

(1)	The Company calculated the tax effect of non-GAAP adjustments by applying the applicable federal and state statutory tax rate for the period to each applicable non-GAAP item.

(2)
The Company discloses a tabular comparison of Adjusted net income (loss) per diluted common share and Adjusted net income (loss) applicable to common shares, which are non-GAAP measures, because they are referred to in the text of our press releases and are instrumental in comparing the results from period to period. Adjusted net income (loss) per diluted common share and Adjusted net income (loss) applicable to common shares should not be considered in isolation or as a substitute for net income per diluted common share and net income (loss) applicable to common shares as reported on the face of our consolidated statements of operations.

NCI BUILDING SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended
	March 30, 2019	January 28, 2018
Operating income (loss), GAAP	$(27,365)	$12,898
Restructuring and impairment	3,431	1,094
Strategic development and acquisition related costs	14,082	727
Acceleration of CEO retirement benefits	—	4,600
Non cash charge of purchase price allocated to inventories	16,249	—
Customer inventory buybacks	242	—
Other, net	724	—
Adjusted operating income	7,363	19,319

Other income, net	345	457
Depreciation and amortization	59,947	10,358
Share-based compensation expense	4,005	2,270
Adjusted EBITDA	$71,660	$32,404

NCI BUILDING SYSTEMS, INC.
BUSINESS SEGMENTS
(In thousands)
(Unaudited)

	Three Months Ended
	March 30, 2019		January 28, 2018
		% of Net Sales		% of Net Sales	% Change
Net Sales
Commercial	$424,961	39.9%	$421,349	100.0%	0.9%
Siding	218,277	20.5%	—	—%	100.0%
Windows	421,594	39.6%	—	—%	100.0%
Total net sales	$1,064,832	100.0%	$421,349	100.0%	152.7%

Gross Profit
Commercial	$90,401	21.3%	$91,917	21.8%	(1.6)%
Siding	33,176	15.2%	—	—%	100.0%
Windows	62,340	14.8%	—	—%	100.0%
Total gross profit	$185,917	17.5%	$91,917	21.8%	102.3%

Operating Income (Loss)
Commercial	$32,628	7.7%	$37,799	9.0%	(13.7)%
Siding	(11,654)	(5.3)%	—	—	(100.0)%
Windows	(4,319)	(1.0)%	—	—	(100.0)%
Corporate	(44,020)	—	(24,901)	—	(76.8)%
Total operating income (loss)	$(27,365)	(2.6)%	$12,898	3.1%	(312.2)%